UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 4, 2013
Jones Lang LaSalle Income Property Trust, Inc.

(Exact name of registrant as specified in its charter)

Maryland	000-51948	20-1432284
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS employer Identification No.)

200 East Randolph Drive, Chicago, IL		60601
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (312) 782-5800

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b)    Effective as of November 4, 2013, Peter H. Schaff resigned from his position as a member of the Company’s Board of Directors. The Company would like to thank Mr. Schaff for the significant contributions he made to the Company through his keen business acumen and providing important guidance with respect to, among other matters, the transformation of the Company to a leading daily NAV non-listed REIT.
(d)    On November 4, 2013, the Board of Directors of the Company elected Jason B. Kern as an affiliated member of the Board, effective immediately. Mr. Kern has served as the Chief Executive Officer of LaSalle Investment Management, Inc., the Company’s advisor (the “Advisor”), since July 2013. Mr. Kern also serves on LaSalle’s Global Management Committee and the Advisor’s North American Private Equity Investment and Allocation Committees. Prior to joining LaSalle, Mr. Kern worked at the Hong Kong and Shanghai Banking Corporation (HSBC), where he founded and was the head of HSBC’s Asia-Pacific Real Estate & Lodging Advisory Group. In this role, Mr. Kern worked with many of Asia’s leading REITS, developers and investors and advised on some of the most high profile IPOs, equity and bond issues, private equity raises and asset acquisitions and sales in the Asian property sector, with total transaction volume exceeding $50 billion. Prior to joining HSBC, Mr. Kern spent seventeen years at J.P. Morgan, principally in senior roles within the real estate investment banking team advising REITS and other property companies, and was based in J.P. Morgan offices in the U.S., UK, Continental Europe and Hong Kong. Mr. Kern is a member of the Urban Land Institute, PREA and NAREIM. Mr. Kern serves as a director of various private REITs sponsored by the advisor. Mr. Kern earned an MBA in Finance and Accounting from New York University’s Stern School of Business and a BA in Economics and English Literature from Colgate University.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
JONES LANG LASALLE INCOME PROPERTY TRUST, INC.

By:     /s/ C. ALLAN SWARINGEN
Name: C. Allan Swaringen
Title: Chief Executive Officer and President

Date: November 7, 2013